STAAR Surgical Reports Strong First Quarter 2013 Financial Results

~Total Sales of $18 Million Increased 16% from Q1 2012 / 21% Increase on Constant Currency Basis~

~ Visian® ICL™ Sales Grew 24% to Record $10.6 Million ~

~nanoFLEX™ Toric IOL Launched for Europe~

~ GAAP Net Income of $0.01 per share, Non GAAP Adjusted Net Income of $0.08~

Company Continues to Invest to Drive Top and Bottom Line Growth

MONROVIA, CA, May 1, 2013 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported record revenue for the first quarter ended March 29, 2013 of $18.0 million compared to $15.5 million reported for the first quarter of 2012. The results included sales of $10.6 million of the Company’s Visian ICL product portfolio and $6.3 million of its IOL products and were in-line with preliminary revenue results announced on April 9. In addition, Other Product sales increased to $1.0 million. The effect of foreign currency exchange versus prior year reduced total sales by $750,000 during the quarter.

Gross profit margin for the quarter was 70.3%, consistent with the first quarter of 2012. Gross margin expansion was limited primarily by a large increase in very low margin IOL injector systems sales to a third party supplier for the buildup of their acrylic preloaded product supply, which appears in the Other Product sales category. This accounted for a 170 basis point difference in gross margin percentage. If not for this inventory buildup factor, the gross margin would have been 72%.

Net income for the first quarter of 2013, calculated in accordance with GAAP, was $471,000, or $0.01 on a per diluted share basis, compared with net income of $232,000, or $0.01 on a per diluted share basis, in the first quarter of 2012. Adjusted net income (excluding manufacturing consolidation expenses, distribution transition expenses in Spain, gain (loss) on foreign currency transactions, fair value adjustment of warrants, and stock-based compensation expense) for the quarter ended March 29, 2013 was $3.2 million or $0.08 per diluted share versus adjusted net income for the year ago quarter of $1.4 million, or $0.04 per diluted share.

Operating expenses for the first quarter of 2013 were $11.6 million, up 9% from the $10.6 million prior year period reflecting $901,000 (a $346,000 increase) in related charges associated with the Company’s manufacturing consolidation project and a $623,000 increase in sales and marketing expenses driven by the additions to the Company’s headcount throughout 2012 and commissions paid to the former distributor in Spain for early transition to a direct sales model. Overall operating expenses were impacted positively by foreign currency exchange of $351,000.

Income taxes increased to $314,000 during the first quarter of 2013 compared to $232,000 during the first quarter of 2012. The Company’s effective tax rate for the first quarter was 40%, and is now expected to remain at this level for the remainder of 2013, versus the previously expected 50% tax rate for 2013.

Cash and cash equivalents on March 29, 2013 totaled $19.2 million, compared to $21.7 million at the end of the prior quarter. Cash utilization during the quarter was impacted by: $563,000 negative effect on exchange, $442,000 paid to the former Spanish distributor relating to the transition to a direct selling model (these charges were completed on March 8) and $1.2 million used for manufacturing consolidation and expansion of the Monrovia, CA facility.

“We are encouraged by the continued revenue growth we are achieving in the refractive surgery space, which resulted in an overall improvement in year-over-year sales of 16% for the first quarter of 2013 which on a constant currency basis is actually 21% growth,” said Barry Caldwell, president and CEO. “Sales of our Visian ICL exceeded $10 million for the first time and reflected a 24% increase over the same period in the prior year. Visian ICL sales increased in our focused markets, led by Europe, which increased by 57% during the first quarter and the Middle East with a 94% increase. The competitive landscape we face in refractive surgery seems to have changed more in the past six months than in previous years. LASIK surgery seems to be facing more difficult negative pressure with most market data showing that LASIK procedures are declining in major markets. Lenses which attempt to compete for refractive procedure share which are in the anterior segment of the eye all seem to be facing new clinical challenges. The Visian ICL sits behind the iris in the posterior segment unlike those competitive lenses. Also, our new Visian ICL CentraFLOW™ technology in Europe has been a key driver of our success in that marketplace,” added Mr. Caldwell.

“Total IOL sales in the first quarter of 2013 were $6.3 million, relatively flat with the comparable period a year ago. On a constant currency basis, IOL sales increased 10%, reflecting the strength of our recently launched KS-SP preloaded acrylic IOLs. However, the negative impact of foreign exchange, which totaled $750,000 for the quarter, was $646,000 for IOLs alone. Japan represented 56% of all IOL sales, an increase of 25% in total unit sales and a 32% revenue increase without the negative impact of foreign currency exchange,” said Mr. Caldwell. “Backorders of our preloaded acrylic IOLs in Europe were $900,000 and reflect both the strength of the recently launched KS-SP and the supply constraints we continue to experience from a third party supplier. This backorder position is expected to be a limiting factor to our IOL sales for the entire year and we are evaluating potential options to meet this demand. During the ASCRS meeting a few weeks ago we formally launched our new nanoFLEX™ Toric IOL for Europe and would expect to see sales during the second quarter.”

“Many things went right for us both from an operational and commercial perspective during the first quarter. We are well positioned in two large markets – Refractive and Cataract - and have a pipeline in place for new products throughout this year and well into 2014. In addition, we have made investments to drive future top line and bottom line growth with our spending to add new sales and marketing positions and our resource dedication to the manufacturing consolidation project. By maintaining our strong balance sheet, continuing to invest in focused research & development initiatives, and keeping a close eye on operational efficiencies, I believe we can achieve our growth plans for 2013 and beyond,” concluded Mr. Caldwell.

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Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	ICL sales represented 59.0% of total sales, compared to 55.5% of sales in Q1 2012.

•	ICL sales increased 24% to $10.6 million from $8.6 million in Q1 2012 reflecting an 18% increase in unit sales and a 5% increase in price.

•	Mix between ICL and TICL (Toric ICL) remains approximately 35% of units and 41% of dollars are TICLs.

•	Overall sales in the Company’s 11 key markets reflected a 25% increase in revenues.

•	During the recent ASCRS meeting the Company celebrated the following successful ICL implant surgeries:

•	Over 350,000 Visian ICL implants.

•	Nearly 100,000 of the above were the Visian TICL.

•	Over 16,000 of the above were Visian CentraFLOW ICL implants.

•	Also during the ASCRS meeting, over 50 ophthalmic surgeons evaluated and provided feedback to the Company on the new ICL V5 preloaded design. This product is expected to gain CE Mark approval during the third quarter.

Regional ICL Updates

Europe, Middle East, Africa

•	Europe increased 57% in revenue due to gains from the CentraFLOW technology, and new sales personnel hired in 2012.

•	Spain grew 156% driven by the conversion from a distributor sales model to a direct model. This provided end customer pricing for the market. Visian ICL unit growth was 37% for the quarter.

•	Strong growth was also seen in Italy +63%, France +35% and Germany +23%.

•	Following the introduction of CentraFLOW in the Middle East, sales grew 94% during the quarter.

•	Latin America grew 25% in revenue. Additional ICL product approvals in this market, though difficult to predict, are expected to expand the growth in this market.

Asia Pacific

•	APAC grew 11% in revenue during the quarter.

•	Korea and China both grew 7% in revenue during the quarter. Visian CentraFLOW is expected to be approved in Korea approximately mid-year.

•	Japan grew 14% in revenue, however unit growth was 34% as revenue was negatively impacted by currency and price.

•	India grew 22% in revenue. Visian CentraFLOW is expected to be approved approximately mid-year.

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North America

•	Sales in the U.S. grew 12% while units grew 14%.

•	LCA-Vision, a major corporate provider of LASIK procedures, reported their refractive procedures declined 22% in the U.S. during Q1 and their belief that overall refractive procedures declined by 12% to 16% in the U.S. for the quarter.

•	Abbott reported a decline in their global refractive sales driven by a continued soft refractive market.

•	Novartis reported 2% growth in their global refractive sales.

Recent Intraocular Lens (IOL) Highlights

•	First quarter IOL sales were $6.3 million, essentially flat to the first quarter of 2012. The negative impact of foreign exchange was $646,000 for IOLs. Without the impact of foreign exchange, global IOL revenue would have grown by approximately 10% on a constant currency basis.

•	IOLs represented 35% of total sales in the first quarter of 2013, compared to 41% of total sales in the same period of the prior year.

•	The Company ended the quarter with approximately $900,000 in backorders from European customers. The Company’s supplier of acrylic IOLs has been unable to meet the high demand for the new KS IOL products.

•	IOL gross margins declined by 100 basis points primarily due to the increase of preloaded acrylic IOL sales that are replacing some of our higher gross margin silicone preloaded IOLs.

•	IOL sales in Japan represented 56% of all IOL revenues, a 25% increase in units. In U.S. dollars, this reflects an 11% improvement or 32% in constant currency.

•	Preloaded IOLs were 78% of total IOL revenues as compared to 75% in the first quarter of 2012.

•	Overall, IOL sales in the Company’s European market were strong, led by Italy, France, Latvia and Norway.

•	In the U.S., sales for IOLs declined, although Toric IOLs increased.

•	The Company conducted nanoFLEX Toric IOL premarketing clinical trials during the quarter and the official product launch for Europe occurred during the ASCRS meeting.

•	The newly enhanced nanoFLEX II IOLs are planned to begin clinical trials during the second quarter. The protocol is designed to measure near and intermediate visual results as well as rotational stability.

Project Comet Update

•	The manufacturing consolidation project continues to be on plan. The Company shipped the first U.S. manufactured ICLs during the first quarter of 2013. Some Visian ICLs are now being supplied by product manufactured in Monrovia to approved markets outside the U.S.

•	The validations for Visian Toric ICLs are expected to be completed during the second quarter and the target is to ship the first TICLs at the end of the quarter.

•	All non-sterile preloaded silicone IOLs for Japan are shipping out of the U.S. Sterile product is expected to be shipped from Monrovia during the second quarter.

•	Several key employees from Japan and Switzerland have agreed to relocate to Monrovia.

•	Key regulatory approval has been received to relocate the irradiator used to manufacture Collamer buttons from Aliso Viejo, California to Monrovia.

•	Manufacturing consolidation expenses increased to $901,000, from $555,000 reported in the first quarter of 2012 due to costs associated with the wind down of manufacturing operations in Japan, but are expected to decrease in the remaining months of the year, particularly in the second half.

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Expansion of Monrovia facility

The Monrovia, California headquarters was expanded by approximately 26,000 square feet that directly adjoin the current 44,000 square feet. The additional space is expected to create a more productive working environment as manufacturing is consolidated at this facility. The Company has incurred $899,000 in costs to date and expects to spend an additional $264,000 through the remainder of the year to complete this expansion.

2013 Metrics-Solid Start to the Year, No Change to Outlook

The Company reiterates and will continue to report and update on each of the 2013 metrics quarterly:

•	Total revenue growth in the range of 8 to 10%.
•	Gross margin expansion by a minimum of 250 bps for the year.
•	Profitable on a GAAP basis each quarter.
•	Make continuous quarterly progress towards the full implementation of manufacturing consolidation from Japan and Switzerland facilities to the U.S. by the end of 2013 while maintaining quality and adequate inventory.

Conference Call

The Company will host a conference call and video webcast today, May 1, 2013 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's first quarter 2013 financial results and recent corporate developments. The dial-in number for the conference call is 877-703-6110 for domestic participants and 857-244-7309 for international participants, both using a passcode 23245755.

The Company will also be using slides to illustrate its first quarter results and operational progress. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 40120994. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

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The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, and stock-based compensation expenses.

We believe that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of our business performance: our ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which we have control.

We have excluded manufacturing consolidation and Spain distribution transition expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the Company’s plans to consolidate its manufacturing operations to the U.S. are largely expected to be completed at the end of 2013 and the Spain distribution transition expenses were completed at the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under Statement of Financial Accounting Standards (“SFAS”) No. 123R. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

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We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” Over 350,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash, effective tax rate or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; metrics for 2013; statements regarding new products, including but not limited to, expectations for success of new products in the U.S. or international markets or government approval of new products; future economic conditions or size of market opportunities; expected IOL backorder position; expected costs of Monrovia facility expansion; expected costs and savings from business consolidation plans and the timetable for those plans; statements of belief, including as to achieving 2013 growth plans or metrics; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Douglas Sherk, 415-652-9100	Amy Phillips, 412-327-9499
Leigh Salvo, 415-568-9348

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STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)

	March 29,	December 28,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$19,243	$21,675
Accounts receivable trade, net	8,607	8,543
Inventories, net	11,010	11,673
Prepaids, deposits, and other current assets	2,744	2,183
Total current assets	41,604	44,074
Property, plant, and equipment, net	6,184	5,439
Intangible assets, net	1,858	2,142
Goodwill	1,786	1,786
Deferred income taxes	188	187
Other assets	1,038	1,131
Total assets	$52,658	$54,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$5,300	$5,850
Accounts payable	3,663	5,129
Deferred income taxes	440	439
Obligations under capital leases	701	829
Other current liabilities	5,075	5,702
Total current liabilities	15,179	17,949
Obligations under capital leases	346	488
Deferred income taxes	892	885
Asset retirement obligations	646	707
Pension liability	2,946	2,988
Total liabilities	20,009	23,017

Stockholders' equity:
Common stock	364	364
Additional paid-in capital	163,361	162,251
Accumulated other comprehensive income	905	1,580
Accumulated deficit	(131,981)	(132,453)
Total stockholders' equity	32,649	31,742
Total liabilities and stockholders' equity	$52,658	$54,759

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STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)

	Three Months Ended
	% of	March 29,	% of	March 30,	Change
	Sales	2013	Sales	2012	Amount	%

Net sales	100.0%	$18,001	100.0%	$15,509	$2,492	16.1%

Cost of sales	29.7%	5,347	29.7%	4,607	(740)	16.1%

Gross profit	70.3%	12,654	70.3%	10,902	1,752	16.1%

Selling, general and administrative expenses:
General and administrative	22.0%	3,958	24.8%	3,860	98	2.5%
Marketing and selling	29.4%	5,286	30.1%	4,663	623	13.4%
Research and development	7.6%	1,366	10.0%	1,546	(180)	-11.6%
Medical device tax	0.3%	59	0.0%	0	59	0.0%
Selling, general, and administrative expenses	59.4%	10,669	64.9%	10,069	600	6.0%
Other general and administrative expenses	5.0%	901	3.6%	555	346	62.3%

Total selling, general and administrative expenses	64.4%	11,570	68.5%	10,624	946	8.9%

Operating income	6.0%	1,084	1.8%	278	806	289.9%

Other income (expense):
Interest income	0.2%	35	0.0%	-	35	#DIV/0!
Interest expense	-0.5%	(83)	-0.6%	(95)	12	-12.6%
(Loss) Gain on foreign currency transactions	-1.9%	(341)	0.4%	67	(408)	-609.0%
Other income (expense), net	0.5%	90	1.4%	214	(124)	-57.9%
Total other income (expense), net	-1.7%	(299)	1.2%	186	(485)	-260.8%

Income before provision for income taxes	4.3%	785	3.0%	464	321	69.2%

Provision for income taxes	1.7%	314	1.5%	232	82	35.3%

Net income	2.6%	$471	1.5%	$232	$239	103.0%

Net Income per share-basic		$0.01		$0.01
Net Income per share-diluted		$0.01		$0.01

Weighted average shares outstanding - basic		36,427		36,071
Weighted average shares outstanding - diluted		37,418		38,420

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STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)

	Year Ended
	March 29,	March 30,
	2013	2012
Cash flows from operating activities:
Net income	$471	$232

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	369	317
Amortization of intangibles	117	175
Deferred income taxes	7	57
Fair value adjustment of warrant	(27)	14
Gain on disposal of property and equipment	(28)	-
Stock-based compensation expense	1,034	687
Change in net pension liability	58	72
Accretion of asset retirement obligation	5	-
Other	27	40
Changes in working capital:
Accounts receivable trade, net	(322)	556
Inventories	288	(432)
Prepaids, deposits and other current assets	(581)	(665)
Accounts payable	(1,328)	(1,100)
Other current liabilities	(522)	(390)
Net cash used in operating activities	(432)	(437)

Cash flows from investing activities:
Acquisition of property and equipment	(1,218)	(287)
Decrease in restricted cash, including reinvested interest	-	129
Net cash used in investing activities	(1,218)	(158)

Cash flows from financing activities:
Repayment of capital lease lines of credit	(242)	(195)
Proceeds from exercise of stock options	23	837
Net cash (used in) provided by financing activities	(219)	642

Effect of exchange rate changes on cash and cash equivalents	(563)	(184)

Decrease in cash and cash equivalents	(2,432)	(137)
Cash and cash equivalents, at beginning of the period	21,675	16,582
Cash and cash equivalents, at end of the period	$19,243	$16,445

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STAAR Surgical Company
Global Sales
(in 000's)

	Three Months Ended
		March 29,		March 30,	%
Geographic Sales		2013		2012	Change
United States	18.0%	$3,240	20.5%	$3,174	2.1%

Japan	26.3%	4,739	24.9%	3,857	22.9%
Korea	11.3%	2,035	12.3%	1,903	6.9%
China	11.5%	2,071	13.6%	2,106	-1.7%
Spain	7.2%	1,291	3.3%	510	153.1%
Other	25.7%	4,625	25.5%	3,959	16.8%
Total International Sales	82.0%	14,761	79.5%	12,335	19.7%

Total Sales	100.0%	$18,001	100.0%	$15,509	16.1%

Product Sales
Core products
ICLs	59.0%	$10,631	55.5%	$8,605	23.5%
IOLs	35.3%	6,347	41.0%	6,358	-0.2%
Total core products	94.2%	16,978	96.5%	14,963	13.5%
Non-core products
Other	5.7%	1,023	3.5%	546	87.4%
Total Sales	99.9%	$18,001	100.0%	$15,509	16.1%

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Adjusted Net Income
	Three Months Ended
	March 29,	March 30,
	2013	2012
Net income- (as reported)	$471	$232
Less:
Manufacturing consolidation expenses	$901	$555
Spain distribution transition cost	$442	$-
Foreign currency impact	$341	$(67)
Fair value adjustment of warrants	$(27)	$14
Stock-based compensation expense	$1,034	$687
Net income - (adjusted)	$3,162	$1,421

Net income per share, basic - (as reported)	$0.01	$0.01
Manufacturing consolidation expenses	$0.02	$0.02
Spain distribution transition cost	$0.01	$-
Foreign currency impact	$0.01	$(0.00)
Fair value adjustment of warrants	$(0.00)	$0.00
Stock-based compensation expense	$0.03	$0.02
Net income per share, basic - (adjusted)	$0.09	$0.04

Net income per share, diluted - (as reported)	$0.01	$0.01
Manufacturing consolidation expenses	$0.02	$0.01
Spain distribution transition cost	$0.01	$-
Foreign currency impact	$0.01	$(0.00)
Fair value adjustment of warrants	$(0.00)	$0.00
Stock-based compensation expense	$0.03	$0.02
Net income per share, diluted - (adjusted)	$0.08	$0.04

Weighted average shares outstanding - Basic	36,427	36,071
Weighted average shares outstanding - Diluted	37,418	38,420

Note:  Net income per share (adjusted), basic and diluted, may not add up due to rounding

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales

	GAAP Sales
	March 29,	Effect of	Constant	March 30,	As Reported		Constant Currency
	2013	Currency	Currency	2012	$ Change	% Change	$ Change	% Change
ICL	$10,631	$34	$10,665	$8,605	$2,026	24%	$2,060	24%
IOL	6,347	646	6,993	6,358	(11)	0%	635	10%
Other	1,023	70	1,093	546	477	87%	547	100%
Total Sales	$18,001	$750	$18,751	$15,509	$2,492	16%	$3,242	21%

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